Filed pursuant to Rule 424(b)(3)
File No. 333-119338
GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

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Supplement dated November 13, 2008
to
Prospectus and Disclosure Document
dated December 3, 2007
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This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus and Disclosure Document of the Grant Park Futures Fund Limited Partnership dated December 3, 2007, and should be read together therewith and along with any other supplements or amendments thereto.

You should carefully consider the “Risk Factors” beginning on page 12 of the Prospectus before you decide to invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The Commodity Futures Trading Commission has not passed upon the merits of participating in this pool nor has the Commodity Futures Trading Commission passed on the adequacy or accuracy of this Disclosure Document supplement.

LIMITED PARTNERSHIP AGREEMENT

This supplement revises and replaces the paragraph on page 90 of the Prospectus under the heading “Limited Partnership Agreement – Redemptions, Distributions and Transfers – Transfers and Assignments” in its entirety as follows:

A limited partner may transfer or assign his or her units in Grant Park upon 30 days’ prior written notice to the general partner and subject to approval by the general partner of the assignee.  The general partner will provide approval when it is satisfied that the transfer complies with applicable laws and/or does not endanger Grant Park’s tax status as a partnership.